EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 8, 2008 with respect to the statements of condition including the related securities portfolios of Birinyi Equity Select Trust, Series 20, Large Cap Value Strategy Portfolio 2008-3, Focus Value Portfolio, Series 28, Enhanced Index Strategies Portfolio 2008-3, Large Cap Growth Strategy Portfolio 2008-3, Multi-Strategy Series: Core Equity Allocation Portfolio 2008-3 and GARP Strategy Portfolio 2008-3 (included in Van Kampen Unit Trusts, Series 772) as of July 8, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
July 8, 2008